As filed with the Securities and Exchange Commission on ^ September 3, 1999
                          Registration No. 333-^ 75901


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    ---------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------

                             TECHNICAL VENTURES INC.
           (Name of Small Business Issuer as specified in its charter)



                  New York                                     13-3296819                                      1700
      (State or other jurisdiction of         (I.R.S. Employer Identification Number)              (Primary Standard Industrial
       incorporation or organization)                                                               Classification Code Number)

                                    ---------
                              3411 McNicoll Avenue
                                     Unit 11
                              Scarborough, Ontario
                                 Canada M1V 2V6
                                 (416) 299-9280
          (Address and telephone number of principal executive offices)
                                    ---------
                            Frank Mortimer, President
                              3411 McNicoll Avenue
                                     Unit 11
                              Scarborough, Ontario
                                 Canada M1V 2V6
                                 (416) 299-9280
            (Name, address and telephone number of agent for service)
                                    ---------

                        Copies of all communications to:


                             Gregory Sichenzia, Esq.
                            Richard A. Friedman, Esq.
                         Sichenzia Ross & Friedman, LLP
                              135 West 50th Street
                            New York, New York 10022
                          Telephone No.: (212) 664-1200
                          Facsimile No.: (212) 664-7329

                Approximate date of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. o

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. o

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o

                         CALCULATION OF REGISTRATION FEE

                                                                       Proposed           Proposed
                                                                        Maximum            Maximum

           Title of Each                                              ^ Offering          Aggregate          Amount of
         Class of Securities                      Amount to be         Price Per          Offering         Registration

          to be Registered                         Registered       Security(1)(2)        Price(1)              Fee


Common Stock, $0.01 par value                        ^ 6,893,141       $.27             ^ $1,861,148             $373.35*


*Previously paid.


     (1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

     (2) Represents the closing sale price for the Registrant's common stock on April 1, 1999.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             TECHNICAL VENTURES INC.
                              Cross Reference Sheet



                               Form SB-2 Item Number and Caption                                        Captions In Prospectus

 1.  Front of Registration Statement and Outside Front Cover of Prospectus..................... Cover Page

 2.  Inside Front and Outside Back Cover Pages of Prospectus................................... Cover Page, Inside Cover Page,
                                                                                                Outside Back Page

 3.  Summary Information and Risk Factors...................................................... Prospectus Summary, Risk Factors

 4.  Use of Proceeds........................................................................... Use of Proceeds
                                                                                                *
 5.  Determination of Offering Price...........................................................

 6.  Dilution.................................................................................. Dilution

 7.  Selling Securityholders................................................................... Selling Shareholders, Plan of
                                                                                                Distribution

 8.  Plan of Distribution...................................................................... Prospectus Summary, Selling
                                                                                                Securityholders

 9.  Legal Proceedings......................................................................... Business

10.  Directors, Executive Officers, Promoters and Control Persons.............................. Management, Principal
                                                                                                Stockholders

11.  Security Ownership of Certain Beneficial Owners and Management............................ Principal Stockholders

12.  Description of Securities................................................................. Description of Securities

13.  Interest of Named Experts and Counsel..................................................... Legal Matters

14.  Disclosure of Commission Position on Indemnification for Securities Act Liabilities....... Management

15.  Organization Within Last Five Years......................................................   *

16.  Description of Business................................................................... Prospectus Summary, Business

17.  Management's Discussion and Analysis or Plan of Operation................................. Management's Discussion and
                                                                                                Analysis of Financial
                                                                                                Condition and Results of
                                                                                                Operations

18.  Description of Property................................................................... Business

19.  Certain Relationships and Related Transactions............................................ Certain Transactions

20.  Market for Common Equity and Related Shareholder Matters.................................. Front Cover Page, Description of
                                                                                                Securities

21.  Executive Compensation.................................................................... Management

22.  Financial Statements...................................................................... Financial Statements
                                                                                                *
23.  Changes in and Disagreements with Accounts on Accounting and Financial Disclosure.........


*Not Applicable

                              SUBJECT TO COMPLETION


^ Prospectus
^______, 1999




                            ^ Technical Ventures Inc.

                       ^ 6,893,141 Shares of Common Stock





Technical Ventures Inc.:                                          The Offering:
o        We are engaged in the design, development                o        This ^ prospectus is prepared in connection
         and manufacture of [highly engineered                             with the sale to the public of shares of our
         products made primarily from specially                            common stock.  ^ The selling shareholders
         formulated high performance polymer                               are offering all of the 6,893,141 shares of ^
         materials].                                                       common stock.
o        Technical Ventures Inc.                                  ^o       There is no underwriter or coordinating
         3411 McNicoll Avenue                                              broker acting in connection with this
         Scarborough, Ontario, Canada M1V 2V6                              offering.
o        Over-the-Counter Bulletin Board                          o        We will not receive any proceeds from the
         Symbol: TEVT                                                      shares ^ sold by the selling shareholders.


     Investing in our common stock ^ involves ^ risk. See "Risk Factors" beginning on page ___.^


     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this ^ prospectus is September 3, 1999

     The information in this preliminary prospectus is not complete and may be changed . We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting and offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                Table of Contents


                                                                                                  Page

Prospectus Summary................................................................................
Risk Factors......................................................................................
Special Note About Forward-Looking Statements.....................................................
^ Use of Proceeds.................................................................................
Dividends.........................................................................................
Dilution..........................................................................................
Capitalization....................................................................................

Management's Discussion and Analysis of Financial Condition

 and Results of Operations........................................................................
Business..........................................................................................
Management........................................................................................
Principal Stockholders............................................................................
Certain Related Transactions......................................................................
Description of Our Securities.....................................................................
Shares Eligible for Future Sale...................................................................
Selling Shareholders.............................................................................
 .................................................................................................
Plan of Distribution..............................................................................
Legal Matters.....................................................................................
Experts...........................................................................................
Where You Can Find More Information...............................................................
Index to Financial Statements.....................................................................   F-1
                            -------------------------
                                        ^

                                        2

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this ^ prospectus. This summary may not contain all of the information that ^ you should consider before decoding to invest in our common stock. You should read the entire ^ prospectus carefully, including the ^ Risk Factors ^ section ^, financial statements^ and notes thereto.

     References in this prospectus to "Technical Ventures,""we,""our," and "us," refer to Technical Ventures Inc.

                             Technical Ventures Inc.

     We are a corporation organized under the laws of the State of New York. We were formed for the purpose of acquiring businesses which, in our opinion, demonstrate long-term growth potential. Since our formation, we have only acquired one business, Mortile Industries Ltd.^, which we presently have a 70% interest. Mortile is a corporation organized under the federal laws of Canada. Through Mortile, we are engaged in the design, development and manufacture of highly engineered products made primarily from specially formulated high performance polymer materials.

     Our products are used in a wide range of applications primarily by manufacturers of end-use products, particularly products used in industrial markets. We focus on niche markets and applications for which we can provide our customers application-specific product solutions based on our polymer based materials technology, engineering expertise and production technology. Our products and technologies are sold to manufacturers of end-use products in the industrial equipment, transportation, electronics, munitions and process industries markets.

                                  The Offering






Common Stock Offered........................      ^ 6,893,141 shares
Common Stock Outstanding Before

      this Offering.........................      22,048,011 shares(1)
Common Stock Outstanding After this

      Offering..............................      ^ 28,941,152 shares(2)
Use of Proceeds..............................     We will not receive any proceeds from the shares sold by the selling shareholders. Any money we receive upon the exercise of warrants will be used to pay for the expenses of this offering.  See "Use of

                                                  Proceeds."
Risk Factors................................      You should read the "Risk Factors" section beginning on page
                                                  [___], as well as other cautionary statements throughout the entire prospectus, to ensure you understand the risks associated with an investment in our stock.
Over-the-Counter Bulletin Board

Symbol......................................      TEVT

^

     The 6,893,141 shares being offered includes: 1) 127,841 shares of common stock issuable upon the exercise of warrants we previously issued; 2) 6,098,630 shares of common stock issuable upon the conversion of debentures; and 3) 666,670 shares of common stock being offered by the selling shareholders.

     (1) Excludes (a)^ 50,000 shares of common stock issuable upon the conversion of promissory notes outstanding, and (b) 50,000 shares of common stock issuable upon exercise of outstanding options.

     (2) Assumes (a) the debentures are converted into ^ 6,098,630 shares of common stock and all of the outstanding warrants to purchase 127,842 shares of common stock are exercised^ and (b) the issuance of all 500,000 shares of common stock issuable to Coleman Capital Partners Ltd. in connection with consulting services to be performed pursuant to an Advisory Agreement, dated January 11, 1999.

                          Summary Financial Information


         The following is a summary of our financial information for the nine months ended March 31, 1999 and fiscal years ended June 30, 1998 and June 30, ^ 1997. You should also read our ^ financial statements and notes to those statements which begin at the end of this ^ prospectus, beginning on page F-1.


Statement of Operations Data:


                              ^ Nine Months Ended ^ March         Year Ended June 30,

                                             31,

                                   1999           1998                ^             1997
                                   ----           ----                -             ----

                                                                                                       1998
                           ------------------------  ---------------------- ------------------- --------------------


Net ^ sales .................   $^ 808,839      $ ^ 844,363    $   1,185,091    $ 1,414,062

Gross profit ................   ^ 261,169           184,160          200,192        184,160

Income (loss) from operations   ^(34,501)          (224,872)        (216,576)      (216,843)

Net income (loss) ...........   ^ 28,843           (210,872)         519,594(1)   ^(196,322)(2)

Earnings (loss) per share ...   $ ^(0.00)       $     (0.01)   $        0.04    $     (0.01)


Weighted average number of
   common stock outstanding .   ^ 19,609,385     14,711,341     14,676,752        14,586,341


Balance Sheet Data:



                                                             ^ Nine Months Ended              Year ^ Ended June 30,
                                                              ^ March 31, ^ 1999

                                                                                              1998                     1997
                                                                                              ----                     ----


                                                                       $

      Working ^ capital....................                      ^(741,239)       $         ^(1,044,393)           $(1,703,297)

      Total ^ assets.......................                         491,945                      411,440                505,776

      Total ^ liabilities..................                       1,385,556                    1,660,550              2,368,206

      Stockholders' ^ equity...............                        (893,622)                  (1,249,110)            (1,862,431)


---------------------------------

     (1) Reflects gain from transfer of technology rights of $693,415 and income tax recovery of $42,755.

     (2) Reflects income tax recovery of $20,521.

                                 ^ RISK FACTORS

     You should carefully consider each of the following ^ risks and all of the other information set forth in this ^ prospectus before ^ deciding to invest in shares of our common stock. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also impair our business operations and adversely affect our business.

     If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such a case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risk Factors Relating to Our Business

         Our business is subject to the following risks, which include risks relating to the industry in which we operate.


         We have had a history of net losses, have experienced cash flow deficiencies, and have, at times, been unable to pay many of our obligations as they became due.


         For fiscal year ended June 30, 1998, we incurred net losses of $216,576 before accounting for an income tax recovery and a gain on a transfer of technology. For fiscal year ended June 30, 1997, we incurred net losses of $216,843. At June 30, 1998, we had an accumulated deficit of ^ $5,759,533. At times, our cash shortages have caused us to be delinquent in paying its suppliers, and have impaired our ability to purchase raw materials, causing production delays that resulted in back orders and lost sales. Cash shortages have hindered our existing operations and, thus, prevented any expansion. As a result, our auditors have noted in their report that we have experienced significant operating losses and have an accumulated deficit which raise substantial doubt about our ability to continue as a going concern.

         We may be unable to continue operations if we are unable to find additional financing.

         ^ We intend to seek additional funding through public or private equity or debt financing. We cannot assure you that additional financing will be available on acceptable terms, or at all. If we are required to sell equity to raise additional funds, our existing shareholders may incur substantial dilution to the value of their shares, and any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of our outstanding common stock. Insufficient funds may require us to delay, scale back or eliminate some or all of our activities or to obtain funds through arrangements with third parties that may require us to relinquish rights to certain of its technologies, product candidates or products that we would otherwise seek to develop or commercialize.

         Acceptance and use of our products in the marketplace is uncertain.

         Part of our business is to develop innovative products which will improve the manufacture of plastics and plastic products. To be successful, our products must have a price-value relationship that is competitive with alternative products and technologies. We cannot assure you that we will not experience unforseen problems with our technology or products. Nor can we provide you with assurance that our products or technology will be commercially accepted.

         Our revenues are ^ dependent on the continued operation of our manufacturing facilities.


         The operation of manufacturing facilities involves risk. Our manufacturing equipment may break down, fail to operate or perform at substandard levels. We may be effected by natural disasters which may make the operation of our facilities impossible. Also, our manufacturing facilities must comply with directives of government agencies. Any reduction or suspension of manufacturing operations from any of the events listed above is likely to have a material adverse effect on our productivity and profitability.


         We may be unable to compete favorably in this highly competitive industry.

         ^ Each of the industries in which we compete is highly competitive. We compete with other companies primarily on the basis of price, service, product quality and performance. We compete with some of the world's largest chemical companies, such as Exxon Corp., E.I. DuPont De Nemours & Co., Union Carbide Corp., and Raychem Corp. Our competitors have significantly greater financial, technical and human resources. We cannot provide you with assurances that our competitors will not develop products or technologies that are more effective than any we have developed or are developing, or that our competitors will render our products or technologies obsolete and noncompetitive. Our competitors may succeed in obtaining market acceptance for products more rapidly than us. Furthermore, even if our products are accepted by the marketplace, we will compete with respect to volume manufacturing efficiency and marketing capabilities; areas in which we have limited or no experience.

         We ^ are dependent on our key personnel for our future success.

          Our future success partly depends upon key ^ personnel and upon our ability to continue to attract and retain such highly talented individuals. Competition for qualified personnel is intense in our industry. We are dependent upon the efforts and abilities of Frank Mortimer, our President, Bryan Carter, our Vice President, and Larry Leverton, our Secretary and Treasurer. We are not presently engaged in employment agreements with Messrs. Mortimer, Carter and Leverton^. Also, we do not maintain key man life insurance policies on ^ any of these individuals. The loss of the services of any of the above individuals^ could adversely affect our business. We cannot assure you that we will retain our key employees or that we will attract or assimilate such employees in the future.

         If the protection of our patents and proprietary technology is inadequate, our business may be materially adversely affected.

         ^ Our future success will partly depend on our ability to maintain protection for our products and manufacturing processes under United States and foreign patent laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. We currently hold patents and trademark registrations for various products and plan to continue to establish and protect their proprietary rights with respect to new products we develop. U.S. patent applications are maintained in secrecy until patents issue. Since publication of inventions in technical or patent literature tend to lag behind inventions by several months, we cannot be certain that we are the first creator of inventions covered by our issued patents or pending patent applications, or that we were the first to file patent applications for such inventions.

         We also rely on trade secrets and proprietary know-how, which we seek to protect, in part, by confidentiality agreements with our research partners, employees, consultants, advisors and others. However, actions taken to establish and protect proprietary rights may be inadequate to prevent imitation of such products by others or to prevent others from claiming violations of their proprietary rights by our company. In addition, others may assert rights in our proprietary products and processes and other proprietary rights.


         ^ We are dependent on maintaining our supply of raw materials.

         ^ If we are unable to obtain a supply of raw materials, and we are unable to develop alternative sources of supply quickly and on a cost-effective basis, our ability to manufacture and deliver ^ our products would be materially impaired. Should demand for our products substantially exceed current expectations, or if we experience supply problems we cannot assure you that we would be able to obtain sufficient quantities of raw materials from our current sources, or that alternate sources could be found without disrupting our manufacturing process.

         Our products may be subject to government regulation.


         Certain end products into which our products are to be incorporated are subject to extensive government regulation in the United States by federal, state and local agencies including the EPA and the Food and Drug Administration^. Similar regulatory agencies exist worldwide. Our customers who incorporate our products into consumer products will bear primary responsibility for obtaining any required regulatory approvals. The process of obtaining and maintaining FDA and any other required regulatory approvals for products is lengthy, expensive and uncertain, and regulatory authorities may delay or prevent product introductions or require additional tests prior to introduction. We cannot assure you that changes in existing regulations or the adoption of new regulations will not occur, which could prevent us or our customers from obtaining approval ^ or delay the approval of^ various products ^ could adversely affect market demand for our ^ products.S

         We are subject to many foreign and domestic laws and regulations relating to the protection of human health and the environment.

          These laws and regulations  govern areas such as emissions to the air,
discharges   to  land  and  water  and  the   generation,   handling,   storage,
transportation, treatment and disposal of waste.

         We believe that our business, operations and facilities are being operated in compliance with environmental laws and regulations. However, we are exposed to risks relating to accidental discharges of hazardous materials, personal injury, property damage and environmental damage. Furthermore, environmental laws and regulations provide for substantial fines and criminal sanctions in the event we do not comply. As such, we cannot provide you with assurance that our ongoing operations will not be effected by material costs or liabilities resulting from such risks.

         Additionally, we believe that, in the future, environmental and health and safety laws and regulations, including the enforcement of such laws and regulations, will become more strict. Increased regulation of our operating activities could involve material expenditures with respect to our handling, manufacture, use or disposal of substances, waste or pollutants at our facilities. To meet changing regulatory standards, we may be required to significantly modify our operations or manufacturing sites. Such modifications may involve substantial expenditures and reductions or suspensions of certain operations.

         We could be liable for damages in connection with product liability claims.

         Product liability claims may be asserted against us in the event that the use of our products, or products which incorporate our products, are alleged to have caused injury or other adverse effects. Such claims may involve large amounts of alleged damages and significant defense costs. We do not maintain product liability insurance. If we do obtain product liability insurance in the future, we cannot assure you that the liability limits, or the scope of such insurance policy, would be adequate to protect against such potential claims. Additionally, we may not be able to obtain product liability insurance. Whether or not we obtain such insurance, a successful claim against us could materially affect our financial stability. In addition, our reputation could be adversely affected by product liability claims, regardless of such claim's merit or eventual outcome.

         Our business may be affected by problems associated with the Year 2000 issue.

         Many existing computer programs use only a two digit suffix to identify a year in the date field with an assumed prefix of "19". Consequently, this limits those systems to dates between 1900 and 1999. If not corrected, many computer systems and applications could fail or create erroneous results at or in connection with applications after the year 2000.

         We have assessed the potential impact of the Year 2000 issue to our internal operations. Such assessment included a review of the impact of the issue in primarily four areas: products, manufacturing systems, business systems and miscellaneous/other areas. Based on the results of that initial review, we do not anticipate that the Year 2000 issue will impact operations or operating results. We cannot assure you, however, that our review efforts, when completed, will not result in a different conclusion or that the inability of third parties on which we rely (such as suppliers) to implement corrective actions would not materially adversely affect our operations or operating results.


         Our ^ revenues are dependent on several key customers.

         We have several key customers which presently account for more than 76% of our total revenues. For the fiscal year end 1998, Endex Polymer Additives accounted for 18%, Shaw Industries accounted for 41% and MLPC International accounted for 16% of our total revenues. For the nine month period ended March 31, 1999, Shaw industries accounted for 40%, MLPC International accounted for 17%, SNC Industrial Technologies accounted for 16%, and FinProject accounted for 3.4% of our total revenues. Many of our customers operate in cyclical industries and, as a result, their order levels have varied significantly from period to period in the past and may vary significantly in the future. Such customer orders are dependent upon their markets and customers and may be subject to delays or cancellations. The loss of one or more of such customers, or a declining market in which such customers reduce orders or request reduced prices, could have a material adverse effect on our operations or financial condition.

         We do not expect to pay dividends on our common stock.

         To date, we have paid no dividends on our common stock. The payment of any future dividends will be at the sole discretion of the board of directors. We intend to retain earnings to finance the expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

Risk Factors Relating to Securities Markets

         There are risks relating to the securities market that you should consider in connection with your investment in and ownership of our stock.

         Our possible failure to comply with recent Over-the-Counter Bulletin Board listing qualifications may affect the trading of our common stock.

         NASD Regulation, Inc. has enacted rules to limit quotations on the Over-the-Counter Bulletin Board to the securities of issuers that make current filings pursuant to the Securities Exchange Act of 1934. Furthermore, NASD Regulation, Inc. has enacted rules which require members to review current issuer financial statements prior to recommending a transaction to a customer in an Over-the-Counter Bulletin Board security and to deliver a disclosure statement to a customer prior to an initial purchase of an Over-the-Counter equity security. If we are unable to satisfy reporting requirements our common stock may be de-listed from the Over-the-Counter Bulletin Board and/or may severely limit the trading activity of our securities.

         Shares of our common stock that are eligible for future sale could adversely affect its market price.

         Our common stock presently trades on the Over-the-Counter Bulletin Board. Sales of substantial amounts of our common stock in the public market or the prospect of such sales by existing shareholders, and holders of our warrants, could materially reduce the market price of our common stock. As of the date hereof, we had outstanding 22,048,011 shares of common stock. This number does not take into account shares of common stock issuable upon conversion of the debentures or exercise of the warrants. Virtually all of our outstanding shares of common stock are either registered, and therefore freely tradable, or may be transferred pursuant to Rule 144(k) under the Securities Act, unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

         Our common stock is currently subject to penny stock rules which may affect its marketability.

         Trading in the Over-the-Counter Bulletin Board allows market makers to enter quotes and trade securities that do not meet listing requirements of the Nasdaq SmallCap Market or any regional exchange. In such case, sales of our common stock will be subject to the ^ penny stock ^ rules promulgated by the Securities and Exchange Commission^. The SEC's regulations generally define a ^ penny stock ^ as any equity security that has a market price (as defined) of less than $5.00 per share. The rules impose various sales practice requirements on broker-dealers who sell securities governed by the rules to persons other than established customers and certain accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The rules further require the delivery by the broker-dealer of a disclosure schedule prescribed by the SEC relating to the penny stock market. Disclosure must also be made about all commissions and about current quotations for the securities. Finally, monthly statements must be furnished to the SEC disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         Although the regulations provide several exceptions to, or exemptions from, the penny stock rules based on, for example, specified minimum revenues or asset-value, we ^ currently do not fall within any of the stated exceptions. Thus, a transaction in our securities would subject the broker-dealer to sales practice and disclosure requirements that make trading of the stock more cumbersome which could materially adversely affect the marketability of the stock.


         Our common stock price may be volatile, which could result in substantial losses for investors.

         ^ The market price of our securities may be highly volatile, as has been the case with the securities of other companies engaged in high technology research and development. Any announcements we or our competitors make concerning technological innovations, new commercial products or procedures, proposed government regulations and developments, disputes relating to patents or proprietary rights, operating results, market conditions and economic factors may have a significant impact on the market price of our common stock. Investors may be unable to resell their shares of our common stock at or above the offering price.

                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus may contain forward-looking statement. Such statement can be identified by the use of forward-looking terminology such as "may", "will", "expect", "anticipate","estimate","continue"; or other similar words. These statements discuss future expectations, contain projections of results of ^ operations or financial condition or state other "forward-looking" information. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Some factors include inflation, government regulations, and economic conditions and competition in the geographic areas in which we conduct our operations. For a discussion of factors that could cause actual results to differ please see the discussion under "Risk Factors" contained in this prospectus generally, and in other factors noted throughout this prospectus.^


                                 USE OF PROCEEDS


         The only proceeds we expect to receive will be from the exercise of the warrants. However, pursuant to the terms of the warrants, the holders of the warrants have a ^ cashless exercise ^ option. The cashless exercise option permits the holders of the warrants to exercise the warrants without paying to us the exercise price of the warrant. Instead, the holders of the warrants would receive an amount of common stock with a dollar value that is equal to the difference between the market price of the common stock less the exercise price of the warrant multiplied by the number of warrants owned by the holder thereof. In such a case, we would not receive any funds. In the event the holders of all the outstanding warrants elect to exercise the warrants by paying the exercise price of the warrants, we will receive a maximum of $22,500. Any proceeds received by us will be applied towards the expenses of this offering which we estimate to be $30,000.
                                    DIVIDENDS


         To date, we have paid no dividends on our common stock and our ^ board of ^ directors has no present intention to pay dividends on its ^ common stock in the foreseeable future. See "Description of Securities." The payment of dividends in the future, if any, rests solely within the discretion of our ^ board of ^ directors. Our future dividend policy will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our ^ board of ^ directors. Although we are not limited to pay dividends by any agreements, we anticipate that future agreements, if any, with institutional lenders or others may limit our ability to pay dividends.

                                    DILUTION


         Our present shareholders have acquired their shares of common stock and a controlling interest in us, at a cost that is substantially less than which you may purchase shares. Net tangible book value represents the amount of our tangible assets, reduced by the amount of our liabilities, and it is a means to determine the dollar value of our common stock. At ^ March 31, ^ 1999, our net tangible book value ^(defecit) was ^($893,622), or ^($.04) per share based on ^ 22,048,011 shares of common stock outstanding. When our net tangible book value per share is adjusted to take into account the sale of $225,000 of debentures and the receipt of $22,500 of proceeds from the exercise of 127,842 warrants, our net tangible book value (deficit) as of ^ March 31, ^ 1999 would be approximately ^($646,122), or ($.03) per share. This means that you will experience an immediate dilution (the difference between the offering price of the shares and the net tangible book value per share after the Offering) per share of approximately ^ $.30 (or ^ 111%).

         The following table illustrates the per share dilution:




                                                                              Per Share of
                                                                              Common Stock


Assumed public offering price                                                                  ^ $0.27
  Net tangible book value at ^ March 31^ 1999                                $(0.04)

  Increase in net tangible book value attributable

  to new investors                                                           ^ $0.01
Net tangible book value after this offering                                                    ^ $0.03
                                                                                               - -----
Dilution of net tangible book value to new                                                     ^ $0.30
                                                                                               = =====

investors

                                 CAPITALIZATION


         The following table sets forth our capitalization as of ^ March 31, 1999 and as adjusted to reflect:

         o the sale of $225,000 of debentures and the conversion of such debentures into 6,098,630 shares of common stock

         o the receipt of $22,500 upon the exercise of warrants into 127,841 shares of common stock

         o the issuance of 100,000 shares of common stock in connection with consulting and legal services rendered

         o the issuance of 500,000 shares of common stock issuable to Coleman Capital Partners Ltd. pursuant to its advisory agreement with us, dated January 11, 1999

This table should be reviewed in conjunction with our ^ financial statements which begin at the end of this ^ prospectus on page F-1.


                                                                           ^ March 31, ^ 1999

                                                                     Actual                 As
                                                                                         Adjusted^
Long-term debt, less current maturities......................      $     ^ 323,007       $    ^ 323,007
Shareholders' equity:
     Common stock, $.01 par value, ^ 22,048,011
     issued and outstanding; ^ 28,874,481 issued
    and outstanding, as adjusted.............................            ^ 220,480            ^ 288,745
Additional paid-in-capital...................................            4,165,410          ^ 4,165,410
Net paid in capital for subscribed...........................              178,535              178,535
Paid in capital for warrants exercised.......................                                    22,500
Foreign currency translation adjustment......................            ^ 330,335              330,335
Deficit......................................................          (5,788,381)         (5,788,381)^
                                                                       -----------         ------------
         Total shareholders' equity..........................            (893,622)            (802,856)
                                                                         ---------            ---------
                  Total capitalization.......................                  ^ $                    $
                                                                        (570,615)^           ^(479,849)

                                                              ====================  ===================


                  ^

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with our financial statements and notes thereto included at the end of this ^ prospectus beginning on page F-1. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include but are not limited to those discussed in "Risk Factors."

Results of Operations


^ Nine Months ended March 31, 1999 Compared to Nine Months Ended March 31, 1998

     Sales. Total sales decreased ^ 4% to $808,839 for the nine months ended March 31, 1999, from $844,363 for the nine months ended March 31, 1998. This decrease in sales was attributable to ^ pricing adjustments. A larger percentage of this period revenues were for processing services where the materials used in production are provided by the customer. Accordingly, ^ this decrease in sales was offset by a corresponding decrease in material costs ^.

     Gross Margins. Gross margins, as a percentage of net sales, increased to ^ 32.3% during the ^ nine months ended ^ March 31, ^ 1999, from ^ 11.2% for the ^ nine months ended ^ March 31, 1998. This increase was due^ to change in pricing arrangements and mix of business.

     Financial and Interest Expense. Financial and interest expense decreased ^ 38% or $33,359 from the nine months ended March 31, 1998, through the nine months ended March 31, 1999. This change was a result of the elimination of the ^ Dow debts in the fourth quarter of fiscal 1998 and the resultant decline in ^ related expense and improved foreign currency rates.

     Administrative Expense. Administrative expense increased to ^ $119,399 for the nine months ended March 31, 1999, as compared to $100,001 for the nine months ended March 31, 1998. This increase is attributable in part to expenditures on seeking financing and legal expense relating to amending our certificate of incorporation.

     Research and Development and Selling Expenses. Research and development expenses decreased ^ $15,183 to $61,989 for the nine months ended March 31, 1999, compared to $77,172 for the nine months ended March 31, 1998. This decrease was due to resources being redirected to manufacturing and sales expenses. Selling expenses increased ^ $5,025 to $61,605 for the nine months ended March 31, 1999, compared to $56,580 for the nine months ended March 31, 1998. This increase is attributable the increase in marketing our new product Morfoam.


Fiscal Year Ended June 30, 1998 Compared to Fiscal Year Ended June 30, 1997

     Sales. Total sales decreased 16% to $1,185,091 for fiscal year ended 1998 from $1,414,062 for fiscal year ended 1997. Sales during fiscal 1998, particularly sales of proprietary products, were significantly less than we anticipated. While our products were widely accepted for use in the manufacturing of our customer's products, acceptance in the marketplace by end-users of our customers products was slow, thus, having an adverse effect on sales. For example, we manufacture a composite of metal and plastic. The composite is used in lieu of lead in the manufacture of munitions. We anticipated that legislation banning the use of munitions products composed of lead would boost sales; however, such legislation was never passed. Additionally, sales to customers of specialty compounding materials were lower in fiscal 1998 as a result of our customers' difficulties in marketing new munitions products which resulted in decreased demand for our products.

     Sales by geographic area for fiscal years ended 1998 and 1997 are as follows:


Geographic Area                                1998                          1997
---------- ----                                ----                          ----
United States                                $       33,277                    $  549,953
Ontario, Canada                                   1,104,222                       864,031
Quebec, Canada                                       47,560                             -
                                       --------------------           -------------------
                                                $ 1,185,059                   $ 1,414,062
                                       ====================           ===================

         Sales by product line for fiscal years ended 1998 and 1997 are as follows:



Product Line                                     1998                      1997
------- ----                                     ----                      ----
Specialty Compounding                            $1,153,433                $1,280,496
(including Composite

Technology)

^ Polymer Technology                               ^ 20,075                    93,850
Miscellaneous                                      ^ 32,690                    39,368

                                            ---------------           ---------------

                                                          ^                $1,413,984

                                            ===============           ===============

     Gross Margins. Gross margins, as a percentage of net sales, increased to 17% during fiscal year ended June 30, 1998, from 13% for the fiscal year ended June 30,1997. This increase was due, in part, to a shift in pricing arrangements with some of our customers. For example, a number of our customers will purchase and provide us with the raw materials necessary to make the compounds ordered. As such, the purchase of raw materials is not included in invoiced sales, thus, costs of sales are reduced and gross margins have increased.

     Financial and Interest Expense. Financial and interest expense decreased 10.6%, or $12,655, from fiscal year ended 1997 through fiscal year ended 1998. Decreases in our average indebtedness outstanding was the primary contributing factor; however, less favorable foreign currency exchange between the Canadian and U.S. dollars diluted the effect of decreased average indebtedness.

     Administrative Expense. Administrative expense increased to $146,789 for fiscal year ended June 30, 1998, as compared to $137,373 for fiscal year ended June 30, 1997. This increase in attributable to our increased efforts to seek financing.


     Research and Development and Selling Expenses. Research and development expenses increased $12,649 to $94,874 for fiscal year ended June 30 1998, compared to $82,225 for fiscal year ended June 30, 1997. Selling expenses increased $12,649 to $94,874 for fiscal year ended June 30 1998, compared to $82,225 for fiscal year ended June 30, 1997. Increases in research and development and selling expenses is attributable to the development of technology related to its our new product ^ MORFOAM and our endeavors in introducing the product to the marketplace.

Liquidity and Capital Resources


     ^ Cash flows resulting from the issue of restricted common stock, shareholders loans and cash provided from the conclusion of a private offering under Regulation D of the Securities Act of 1933, enabled the us to remain current on debt repayments to vendors. Our last two financial quarters have bben profitable, however, previous operating losses, monthly debt service requirements ^ leave us in a position where we are unable to meet our monthly cash flow requirements.

     During the first nine months of fiscal 1999 we issued restricted common stock in consideration of current debt and services in the amount of $108,221. Additionally, through private placement of our restricted common stock, an infusion of $72,811 capital was effected.

     Our long term debt financing arrangements with Innovative Ontario Corporation and FBX Holdings are presently past due. The aggregate amount of principal payments currently in arrears and outstanding on this debt is $376,296. Both of these creditors have verbally agreed to allow a moratorium on principal repayments until we are in a financial position to make payment(s) or alternate arrangements can be completed. We have entered into negotiations with Innovative Ontario to eliminate all debt, plus accrued and unpaid interest, which totals ^ $332,049 in exchange for shares of common stock. We cannot assure you that we will be successful in reaching an agreement with Innovative Ontario Corporation; however, Innovative Ontario Corporation has indicated it's willingness to negotiate an equitable settlement.

     In July 1997, we had tentatively refinanced our note payable due to Cooper Financial Corp. This obligatio, is guaranteed by a shareholder. A refinancing charge was assessed, increasing the principal owed to $143,000. At March 31, 1999, we were current with the new loan provisions; with a payable balance of $100,572. We have been maintaining monthly payments of $3,150. Interest charged is 10% per annum calculated over a period of 57 months. The term of the obligation is twenty four months and a ballon payment of $91,208 was due on June 30, 1999. To date we have not made this ballon payment, hiowever we have come to an agreement with principal. This $91,208 balance will be paid out at 10% per annum payable over 35 installments with a final payment of $953.67.

     In June 1998, we finalized a transfer of technology in exchange for debt agreement with Dow Chemical Canada Inc. and The Dow Chemical Company ( collectively "Dow"). We transferred to Dow title and ownership in our existing intellectual property rights (including all proprietary knowledge, patents and patent applications) relating to halogen free, flame retardant thermoplastic composition technology and smelt filler technology. Dow granted us a non-exclusive, non transferable, royalty free world-wide license for use of the technology, pursuant to which, Dow has access on, at least, a non-exclusive basis to improvements we make in the technology. Dow, in turn, released Mortile from its CND$767,499.68 debt obligations to Dow, plus ^ CND$284,873.81 accrued and unpaid interest owed on the debt. Dow also released us and Frank Mortimer, our President, from guarantees made by both in connection to such debt. As a result of the transfer of technology to Dow, we realized a net gain of $693,415, which is reflected in our financial statements for fiscal year ended June 30, 1998.

     During fiscal 1998, we received a Canadian research and development tax refund from fiscal year ended 1996 in the amount of ^ CDN.$19,680. We also submitted a claim for fiscal 1997 amounting to approximately ^ CDN.$34,000, for which we received a refund of ^ CDN.$26,000. This refund was recognized in the fiscal year ended June 30, 1998. We received an additional provincial refund of approximately ^ CDN.$8,000 during the first financial quarter of fiscal 1999 in connection with our 1997 tax filing. Additionally, we will file a claim for fiscal 1998 of approximately ^ CDN.$35,000. Revenue

Canada, the Canadian federal tax authority, has notified us of its intent to audit all submitted claims. We do not consider these funds (assuming the refund claims listed above are accepted) to be a long-term solution to our financial needs. We are making efforts to find additional financing; however, our ^ financial condition has hindered us in our pursuit of acceptable financing arrangements. We will give serious consideration to raising additional funds through private or public equity ^ issuances in the future if we deem that it is in our best interest and that such financing is in the best interest of our stockholders.

     In late July, by amendment to ^ our certificate of incorporation, our capital structure was modified to increase the number of authorized common shares from fifteen million to fifty million. On February 5, 1999, we completed a private offering of 8% convertible debentures and common stock purchase warrants. Pursuant to the offering, we sold an aggregate of $225,000 of debentures and common stock purchase warrants. The debentures are convertible at the option of the holders thereof, into a minimum aggregate of 1,278,409 shares of our common stock. The warrants are exercisable at an exercise price of $.176 per share into 127,842 shares of our common stock. The aggregate gross proceeds from the offering was $225,000, of which we received $191,520, after deducting the expenses of the offering. The net proceeds of the offering was used for working capital purposes. We believe that the proceeds of the offering will be sufficient to meet our capital needs for the next three months.

     On January 11, 1999, we entered into an advisory agreement with Coleman Capital Partners Ltd., whereby Coleman agreed to advise and assist us with, among other things, raising capital, arranging ^ road shows ^ and other formal presentations to the investing community and listing our common stock on NASDAQ or a major stock exchange in the United States and Europe. For the services Coleman will perform, Coleman will receive $5,000 per month, an aggregate of 550,000 shares of common stock, of which 50,000 shares have been issued, plus a cash fee of eight percent of the total gross proceeds raised in any capital raising transaction for our benefit. The term of the advisory agreement is for one year and it can be renewed or restructures with the written consent of both parties. The advisory agreement can be terminated by either party ^ at the following intervals:

on day 91 following the date of the advisory agreement; on day 121 following the date of the advisory agreement; on day 151 following the date of the advisory agreement; on day 181 following the date of the advisory agreement; or on day 271 following the date of the advisory agreement.

     To date, we do not have any planned material capital expenditures in the next twelve months.


Operating Trends and Uncertainty

     Our ability to attain a profitable level of operations is dependent upon expansion of sales volume, both domestically and internationally, and continued development of new, advanced products. We believe that we will increase sales with the continued release of new products, market expansion, and the addition of new customers.

     As previously discussed, we have developed a number of component products, used in the manufacture of end-use products, that are alternatives to hazardous component materials, such as lead. We have developed such products in anticipation of legislation, including environmental regulations, that will ban the use of these hazardous materials. A number of our products are poised for tremendous success should certain legislation be enacted. For example, there are several projects within the realm of the metal technology that we are currently assessing which could represent major sources of revenue. One such project is the supply of a composition to be used in the production of a metal filled laminated sheet. The laminated sheet is being considered in the manufacture of visual display boards, which, by applying the metal technology would allow the use of magnetized items on the surface of the display. Other potential uses for this product are light weight x-ray blankets, self lubricating bearings and bushings, components for the toy industry and any lead replacement industry.


     Although some of our products are more costly than more hazardous alternatives, some manufacturers of end-use products have elected to use our materials in the manufacture of their products. For example, Lucent Technologies Corp. has specified our flame retardant material for use in their fiber optic products and we presently manufacture a product for a munitions manufacturer that is used in lieu of lead. We believe that there are indications that there has been a recent increase in public pressure to ban the use of certain hazardous materials, particularly lead. However, in the absence of specific legislation banning the use of such materials, the growth in sales of certain of our products may be slow or certain of our products may never achieve market acceptance.

     Specialty (Contract) Compounding represented 98% of our revenues during 1998. We continue to submit bids and quotes on further contract work, and we actively look for suitable applications for our compounding technologies. We expect an increase in future sales of masterbatch powders and plastics. See the section "Business-Specialty Compounding" for a discussion of masterbatch powders and plastics.

     We have worked very closely for over two years with a few major customers, including MLBC International, on the development of technology relating to the compounding of masterbatch powders and plastics. Each of these customers has appointed us as the compounder in connection with their masterbatch compounding needs. We expect substantial orders over a long period in connection with our efforts. We have entered into a three year contract with MLBC for the supply of masterbatch compounds. We commenced manufacturing for MLBC in early March 1998. Should specialty compounding sales to MLBC increase substantially, we will need to expand our manufacturing facilities.

Effect of the Declining Value of the Canadian Dollar on Our Business

     We do not anticipate that recent declines in the value of the Canadian dollar, as compared to the U.S. dollar, will have a material adverse effect on our business operations or financial results. Nearly all of our raw materials and operating costs are realized in Canada, and nearly all of our sales are to customers in Canada. Should we be required to purchase raw materials in the United States or other foreign countries, we incorporate any price increase into invoiced sales.

Effect of the Year 2000 Issue on the Our Operations

     Many existing computer programs use only a two digit suffix to identify a year in the date field with an assumed prefix of "19". Consequently, this limits those systems to dates between 1900 and 1999. If not corrected, many computer systems and applications could fail or create erroneous results at or in connection with applications after the year 2000.

         We undertaken to review the potential impact of the Year 2000 issue to our internal operations. Such assessment has included a review of the impact of the issue in primarily four areas: products, manufacturing systems, business systems and miscellaneous/other areas. Based on the results of our review, we do not anticipate that the Year 2000 issue will impact operations or operating results. We have determined that all of our systems are currently Year 2000 compliant.


     We rely on our customers, suppliers, utility service providers, financial institutions and other partners in order to continue normal business operations. We have been advised by most, if not all, of our external vendors, business associates and associated financial institutions that they are now Year 2000 compliant. However, at this time, it is impossible to assess the impact of the Year 2000 issue on each of these organizations. There can be no guarantee that the systems of other unrelated entities on which we will be corrected on a timely basis and will not have a material adverse effect on us. Our task force has identified the other organizations which are critical to our continued operations.

                                    BUSINESS


Introduction


         We were formed on June 14, 1985 in the state of New York. Our primary purpose was to search for a business which, in the opinion of management, demonstrated long-term growth potential that would warrant involvement. Presently, our only operating subsidiary is Mortile Industries Ltd.^, a Canadian corporation which we have a 70% interest. Our present operations, assets and employees are primarily those of Mortile.

         Through Mortile, we are engaged in the design, development and manufacture of highly engineered products made primarily from specially formulated high performance polymer materials. Our products are used in a wide range of applications primarily by manufacturers of end-use products. We focus on niche markets and applications for which we can provide our customers application-specific product solutions based on our polymer based materials technology, engineering expertise and production technology. Our products and technologies are sold to manufacturers and industrial aftermarket equipment and maintenance providers in the industrial equipment, transportation, electronics, munitions and process industries markets.

         Our business is comprised of three distinct industrial units:

         o     Specialty compounding
         o     Polymer technologies
         o     Composite technology

Specialty Compounding


         Over 98% of our revenues for fiscal year end 1998, and the majority of our efforts, to date, have been concentrated on specialty compounding. In this business unit, our customers retain us to enhance and compound its proprietary formulations into a pellet form. To complete the compounding process, a customer would designate the mix components it requires. With the assistance of our customer, we formulate the most effective and efficient method to mix the components. Once a method for mixing is determined, we physically mix the components. The end-product of mixed components is called a ^ masterbatch, ^ and in certain cases, we convert the masterbatch into a pelletized form. Typical masterbatches are: foaming agents, sulphur, zinc oxide, flame retardants, curing agents, processing aids, antioxidant stabilizers and slip and anti block agents.


         Customers who retain us for specialty compounding are, typically, manufacturers of plastics and plastic products. Generally, it is not necessary for manufacturers of these products to compound component materials into a pelletized form prior to manufacturing end-products. However, an increase number of manufacturers prefer this process because it provides for a more perfect dispersion of component materials which are often in powder form. Specialty compounding is particularly useful when manufacturing components are reactive. Reactive components are used in the curing or cross-linking of rubber or plastic. Additionally, because powder components are difficult to work with, manufactures prefer to work with masterbatches as there are less environmental risks when working with components in a pelletized form.

         During  fiscal  year  1998,  we worked  closely  with  three  customers developing compounding methodology for each customer's proprietary component formulations. We provided compounding services for Shaw Industries Ltd. in connection with Shaw's formulation ^ for a variety of proprietary formulations for industrial pipe wrap and coating. We provide compounding services for MLPC International in connection with MLPC's formulation for various proprietary rubber curing compounds, and for FinProject in connection with FinProject's proprietary formulation for the footwear industry. For the six month period ended December 31, 1998, we continued to provide compounding services for these customers.

         The following table lists amount of revenues in Canadian dollars generated by each of these customers, and the revenues as a percentage of our total revenues for the ^ nine month period ended ^ March 31, ^ 1999 and for fiscal year ended June 30, 1998:


                                        ^ Nine Months Ended                            Fiscal Year Ended
Customer                                ^ March 31, ^ 1999                               June 30, 1998
--------                                - ----- --- - ----                               ---- --- ----
Shaw Industries                        ^ $497,100          40%                       $698,583         41%
MLPC International                      ^ 214,749          17%                        277,980         16%
SNC Industrial
Technologies                              197,648          16%                             0%         0%
FinProject                               ^ 42,325         3.4%                             0%         0%
Endex Polymer
Additives                                       0          0%                         312,576         18%


Composite Technology

         We are also engaged in sale of products that are developed and manufactured using composite technology. The object of composite technology is to mix plastic binders with fine granulated material, such as fine metal powders. The end result is a material that is both strong and durable, yet has flexible design options as it can be used in injection molding applications. Injection molding is a process by which a compound is heated to a fluid state and injected into a cavity mold in the shape or form and density required. The fluid compound flows to the shape of the mold and is cooled to a solid state and then removed. Injection molding is a significantly less expensive alternative to machining and die casting.


         Using composite technology, we have successfully produced metal/plastic compounds that can be used in many applications as a replacement for lead. We presently supply this product for use in munitions, fishing sinkers and lures, and for bushings in copiers and fax machines. We also expect to market lead replacement compounds in the automotive, construction and additional areas of the firearms markets. The sale of products manufactured using composite technology represented ^ 16% of total revenues, or ^ CDN$197,648 during the ^ nine month period ended ^ March 31, ^ 1999.

Polymer Technologies


         Approximately ^ CDN$26,174 (1.5%) of our total revenues during fiscal year ended June 30, 1998, was derived from the sale of products which were developed and manufactured using polymer technologies.

         A polymer consists of chains of chemicals, called monomers, that combine or polymerize (normally with help from a catalyst) to form large molecular structures. Polymers are very versatile materials. They can be cast into molds to create intricate structures, extruded through a spinneret to make fibers, blended with liquids including water to make coatings, adhesives and thickeners and generally bonded to other materials or each other with adhesives. As a result, polymers have replaced, and continue to replace, natural products such as metal, wood, paper, cotton and glass in a broad range of applications. Moreover, substitution is not driven primarily by cost, but by the increasing desirability of polymers based on their versatility and performance characteristics. Two common types of polymers are thermoplastics and thermosets which, collectively, are referred to as plastics.

         Thermoplastics are the most common synthetic polymers. They are relatively inexpensive, light and durable, but not particularly strong. Thermoplastics can be melted at relatively low temperatures and recrystallized, thus making them recyclable. They are used in structural applications where exposure to high stresses and heat are concerns. Common thermoplastics include polyethylene, polypropylene, polystyrene, polyvinyl chloride and most polyester.

         Thermosets polymerize at relatively high temperatures, normally through mixing with an initiation compound. During polymerization they are cross-linked, a process that increases their strength and durability relative to thermoplastics. They are generally stronger, more heat resistant and more difficult to process than thermoplastics. Common thermosets include epoxies, most polyurethanes, unsaturated polyester, melamine and phenolics. Thermosets, however, cannot be remelted or recycled.

         In light of growing environmental pollution concerns, we expect that the plastics industry will be forced by legislation to develop and manufacture plastics that are recyclable. The plastics industry has undertaken extensive research to develop cost-effective thermoplastic products which are both durable and flame retardant; particularly for applications in the wire cable and construction industries.


         Flame resistant polymer compositions have been available for many years. However, such compositions relied on the presence of ^ halogens to yield flame retardancy. Halogens are gases which, on combustion, emit toxins, including cyanide, bromide, sulphur and phosphoric gas. Concerns by environmentalists world-wide have resulted in increased pressure on manufacturers of polymer-based products to eliminate plastics with such potential dangers.

         We ^  develop,  manufacture  and  sell a  flame  retardant,  non-toxic, thermoplastic compound that is corrosion resistant, minimizes the hazards of fire and can be easily processed into end-use products. We have conducted extensive research and testing with regard to the use of this product in the construction and transportation industries, because of their greater ease of use in fabrication and their ability to be recycled, and trimmed into scrap^. In addition, we have researched and tested this compound and for use in applications such as wire cable, fiber optics, injection and rotational molding, and petrochemical containment.

         Our performance test results have concluded that our thermoplastic products, when burned, emit none of the aforementioned toxins. Additionally, our products possess anticombustion, low toxicity and anticorrosive attributes considered to be superior to other products presently available. Although the sale of our thermoplastic products has not represented a significant portion of our revenues to date, we believe that these products have significant market potential.

         In June 1998, we entered into an agreement with Dow Chemical Canada and Dow Chemical to transfer the rights to the technology we developed with regard to the production of flame retardant thermoplastics and smelt fillers in exchange for satisfaction of a debt we owed to Dow. However, pursuant to this agreement, we continue to enhance, manufacture and market this technology, royalty free. See the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page __, and the section "Certain Transactions" for a discuss relating to our agreement with Dow.


         MORFOAM. During the fourth quarter of fiscal 1998, we commenced supplying samples of our new product ^ MORFOAM. MORFOAM is a chemical foaming agent, pigment extender and a nucleating agent which reacts with process temperatures to produce a fine cell structure in extrusion molded parts. ^ This product technology combines chemical foaming and a nucleating agent in to one easy to use masterbatch concentrate which is encapsulated in an olefin binder, presented in pellet form to be easily blended or metered in to various polymers. MORFOAM's fine particle size acts as a nucleating agent to form fine cell structures in polymers. The product improves cell structure and reduces voids when nitrogen is used as the primary foaming agent. This provides for improved surface finishes, physical properties, and sink mark elimination, lower part weight and shorter cycle times.

         The product was developed for use in the following applications:

         o     Injection Molding
         o     Structural Foam Molding
         o     Blow Molding
         o     Extrusion (film, sheet, profiles)

Research and Development


         Since inception, we have expended $3,005,100 in the development of our products. During fiscal year ended June 30, 1999, we expended $94,874 on research and development. Our research and development efforts have led to the development and manufacture of our composite and polymer related products, and the development of our specialty compounding technologies. We maintain continuous dialogue with our customers and technology partners to ensure that our products and technologies incorporate features that are essential for our ^ customers' rapidly evolving requirements.

Licenses


         In June 1998, The Dow Chemical Company has granted us a non-exclusive, non transferable, royalty free world-wide license for use of technology, pursuant to which, Dow has access on, at least, a non-exclusive basis to improvements we make relating to halogen free, flame retardant thermoplastic composition technology and smelt filler technology for an indefinite period. This license was granted to us in connection with our agreement to transfer this technology to Dow in exchange for being release from certain debts owed by us to Dow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page __ ^.

Employees


         As of ^ March 31, ^ 1999, we employed ^ thirteen full time employees of which seven were engaged in manufacturing and quality control, three in general administration and executive activities and two in engineering and research and development. We are not a party to any collective bargaining agreement and consider our ^ relationships with ^ our employees to be good.

Environmental Consideration


         ^ Technical Ventires has not incurred any significant environmental compliance cost, and compliance with environmental regulation has not had a material effect in our operation of financial condition. Our primary waste products are non-toxic and non-corrosive and are disposed of by a private sanitation company in accordance with all appropriate regulations.


Competition in Our Industry

         We compete with some of the world's largest chemical companies, such as Exxon Corp., E.I. DuPont De Nemours & Co., Union Carbide Corp., and Raychem Corp. Our competitors are substantially larger than us in terms of financial, marketing, and research and development resources.

Our Competitive Advantages


         Polymer Technology. Dow Chemical ^ and Lucent Technologies, have licensed our technology after subjecting our product to a five year rating program, has assigned our product the highest quality rating based on their internal rating procedures. The application of our polymer technology in wallboard is still the only plastic in its field to pass certain fire codes for high rise buildings. ^

         Composite Technology. We have achieved the highest filler levels to obtain maximum specific gravity and have no competition. Our composite for bushings for copiers and fax machines is extremely difficult, if not impossible, to reverse engineer.


         Specialty Compounding. We believe we have three distinct advantages, equipment, personnel and size. Our equipment was selected to allow for superior dispersion in connection with proprietary polymer technology and composite technology. The Our personnel and our associations with consulting scientists and chemist enables us to work closely and co-operatively with our customers to meet their needs. Our size allows us to direct immediate attention to existing and potential customers in a cost effective and timely manner. We direct our efforts to ^ niche markets where the following criterion is essential: fast turn around of small orders; equipment designed for ease of cleaning at minimum downtime and wastage; air cooled die heads for moisture sensitive materials and excellent dispersion of powders into the resins and nitrogen blankets for cooling in high humidity.

Property


         We lease our headquarters, an 8,500 square foot ^ office space and production facility, located at 3411 McNicoll Avenue, Scarborough, Ontario, Canada. In July 1997, we leased an additional 8,800 square feet of spcae for storage of raw materials. We pay ^ monthly rent of ^ CDN.$6,397, exclusive of real estate tax escalations. The lease on the 8,500 square foot facility expires on March 31, 1999, and the lease on the additional 8,800 square foot facility expires on June 30, 1999.

Legal Proceedings


         A legal action has been commenced against Technical Ventures, its subsidiary, Mortile Industries Ltd., Their President, Frank Mortimer and the Dow Chemical Company, on June 4, 1999 in the Ontario Superior Court of Justice (Commercial List); by a former customer, Endex Polymer Additives Inc., Endex Polymer Additives Inc. (USA), Endex International Limited and G. Mooney And Associates.

         The claims allege breach of secrecy agreements, fiduciary duty and misuse of Endex confidential information. The Plaintiffs are seeking CND$10 million compensatory damages, further punitive damages of CND$1 million and interlocutory and permanent injunctions.

         After submission of the Defendants' evidence, the Plaintiffs abandoned their claim for an interim injunction. The Defendants have moved for an expeditious trial. The Court has ordered the parties to combine the examination for injunction proceedings with those for the preparation for trial.

         Based on prior written legal opinion from its patent attorneys that the allegations are without merit, Technical Ventures has retained a law firm specializing in Intellectual Property Law and is vigorously defending the action.

         The injunction motion is to be heard on September 16/17th, 1999. The Dow Chemical Company is defending separately ^.


Address

         Our principal executive offices are located at 3411 McNicoll Avenue, Unit 11, Scarborough, Ontario, Canada M1V 2V6.

                                   MANAGEMENT

         The following table sets forth certain information regarding our executive officers and directors. There are no family relationships among our directors and executive officers.



Name                                Age         Position

Frank Mortimer                     ^ 60         President and Director
Bryan Carter                       ^ 78         Vice President and Director
Larry Leverton                     ^ 60         Secretary, Treasurer and Director

         Frank Mortimer has been President and a Director ^ since April 1986. He is also President of Fam Tile Restoration Services ^ Ltd., a company specializing in the restoration of acoustical ceilings. FAM is one of Mortile's wholly owned subsidiaries and is presently inactive. From 1967 to 1982, Mr. Mortimer managed several export companies in South Africa. Mr. Mortimer is an associate member of the Institute of Materials Handling (London UK).

         Bryan Carter has been a ^ Director since April 1986. In 1982, he formed Bryan Carter and Associates, a firm which offers international consulting and marketing services to the plastics industry and small businesses. From 1954 to 1962, he was in charge of the North American base of Rosedale Assoc.
Manufacturers of London ^(UK) in Toronto, Canada. From 1962 to 1982, he was President and part owner of Rosedale Plastics, a rotational molding company. Mr. Carter has extensive international business experience including work in Lebanon, Haiti and Australia, on behalf of various organizations. Mr. Carter pioneered the rotational molding industry in North America and in 1982 served as the International President of Rotational Moulders.

         Larry Leverton has been Secretary and Treasurer since April 1986. Since 1983, he has been ^ President of L.R. Leverton ^ Enterprises Inc., a transportation consulting firm. In 1982, he was Vice-President of Newman Harbour Terminals and Transportation.

         Directors serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the ^ board of ^ directors. Directors do not currently receive fees for their services as directors, but are reimbursed for travel expenses.

Executive Compensation


         The following table sets forth ^ summary information with respect to the compensation paid Frank Mortimer, our President, for services rendered in all capacities to ^ us for the fiscal years ended June 30, 1998, 1997 and 1996. Other than as listed below, we had no executive officers whose total annual salary and bonus exceeded $100,000 for that fiscal year:


                                                                                                                         Long Term

Name and                                                                                                                Compensation
Principal                                                    Other              Annual           All Other                Awards/
Position                    Year         Salary           Compensation           Bonus          Compensation              Option ^
Frank Mortimer,             1998         $63,450               -                   -                 -                       -
President                   1997         $66,000               -                   -                 -                       -

                            1996         $66,000               -                   -                 -                       -

Employment Arrangements

         Presently, none of our officers or directors are employed pursuant to an employment agreement.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth information with respect to the beneficial ownership of our outstanding common stock known by us as of ^ March 31, ^ 1999 after giving effect to:

         ^o the sale of 50,000 shares of common stock upon exercise of options which are outstanding

         ^o the sale of 50,000 shares of common stock upon the conversion of debt which is outstanding

         ^o        the sale of the our common stock offered ^.

Also, the following table sets forth the information with respect to:

         ^o each person or entity known by us to be the beneficial owner of more than 5% of our common stock

         ^o       each of our directors who owns any shares of our common stock

         ^o each of our named executive officers set forth in the Executive Compensation table above who beneficially owns any shares of our common stock

         ^o       all of our directors and named executive officers as a group.


Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.



                                    Number of Shares                 Approximate
                                      Beneficially                  Percentage of

Name                                     Owned^                     Common Stock
----                                     ------                     ------------
Frank Mortimer ^(1)                     2,199,753                       ^ 9.9%
Larry Leverton ^(2)                       591,448                       ^ 2.7%
Bryan Carter                              165,000                       ^ 0.7%
All Officers and
Directors as a group                    2,956,201                      ^ 12.4%
^(3)

------------------

         Except as noted above, the address for the above identified officers and directors is care of Technical Ventures Inc., 3411 McNicoll Avenue, Unit 11, Scarborough, Ontario, Canada M1V 2V6.


     (1)^ Includes 453,020 shares owned by Mr. Mortimer's wife and 200,000 shares owned by Mr. Mortimer's son.

     ^(2) All shares are owned in the name of L.R. Leverton Enterprises^ Inc., a corporation owned and controlled by Larry Leverton.

     (3) Presently, none of ^ our officers or directors own options, warrants or other securities which are convertible into the common stock, nor do we have a plan for the issuance of options or securities to purchase shares of our common stock.

                          CERTAIN RELATED TRANSACTIONS

         In June 1998, we finalized a transfer of technology in exchange for debt agreement with Dow Chemical Canada Inc. and The Dow Chemical Company. We transferred to Dow title and ownership in our existing intellectual property rights (including all proprietary knowledge, patents and patent applications) relating to halogen free, flame retardant thermoplastic composition technology and smelt filler technology. Dow granted us a non-exclusive, non transferable, royalty free world-wide license for use of the technology, pursuant to which, Dow has access on, at least, a non-exclusive basis to improvements we make in the technology. Dow, in turn, released Mortile from its CND$767,499.68 debt obligations to Dow, plus ^ CND$284,873.81 accrued and unpaid interest owed on the debt. Dow also released us and Frank Mortimer, our President, from guarantees made by both in connection ^ with this debt.

         This transaction was not made on terms less favorable to Technical Ventures than those from third parties.


                          DESCRIPTION OF OUR SECURITIES


         The following description of our securities ^ and selected provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by reference to such documents and New York Law.


Common Stock

         Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share. As of the date of this Prospectus, 22,048,011 shares of our common stock are issued and outstanding. Holders of our common stock will have the right to cast one vote for each share held of record on all matters submitted to a vote of our stockholders, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Certificate of Incorporation.


         Holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by ^ our board of directors, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of our affairs, all of our assets and funds remaining after the payment of all debts and other liabilities, shall be distributed, pro rata, among holders of our common stock. Holders of our common stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are, and the shares of our common stock offered hereby will be when issued, fully paid and non-assessable.



Warrants

         On January 27, 1999, we issued warrants representing the right to purchase shares of our common stock. There will be 127,842 shares of common stock underlying the warrants at an exercise price of $.176 per share. The expiration date of the warrants is January 31, 2002. All of the shares of common stock underlying the warrants are being registered pursuant to the registration statement filed in connection with this ^ prospectus.


         The exercise prices of the warrants were determined by negotiation and should not be construed to imply that any price increases in our securities will occur. We have reserved from its authorized but unissued shares a sufficient number of shares of our common stock for issuance upon the exercise of the warrants. Upon notice to the warrant holders, we have the right to reduce the exercise price or extend the expiration date of the warrants.

         The warrants do not confer upon the warrant holder any voting or other rights of a stockholder of our company. The warrants provide for customary anti-dilution provisions in the event of certain events which may include mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits and other changes in our capital structure.


         The foregoing is a summary of the terms generally applicable to the warrants as of the date of this ^ prospectus. The terms of the individual warrants may vary according to negotiation between us and the various warrant holders.

Options

         Presently, there are options outstanding to purchase 50,000 shares of our common stock at an exercise price of $.50 per share. All of such options are presently exercisable and there is no termination date on the options.

Debentures


         On January 27, 1999, we issued an aggregate of $225,000 principal amount in 8% convertible debentures. Interest on the debentures is payable quarterly and the principal on the debentures is due on January 31, 2002. From and after the time that such principal amount on the debentures shall have become due and payable (whether at maturity or by acceleration), interest shall be payable, to the extent permitted by law, at the rate equal to the lesser of
(i) eighteen percent (18%) per annum or (ii) the maximum rate permitted by law, on the entire unpaid principal amount of this ^ debenture.

         Unpaid principal plus all accrued and unpaid interest and penalties on the debentures is convertible at a conversion price that is the lesser of $.176 per share or 75% of the average closing bid price of our common stock on the 10 days prior to when a debenture is presented for conversion. Thus, the debentures are convertible into a minimum of 1,278,409 shares of common stock. In the event the registration statement (for which this ^ prospectus forms a part) covering the shares of common issuable upon conversion of the debentures is not declared effective by June 8, 1999, we shall pay to the holders of the debentures a penalty of one-fifteenth of one percent of the principal amount of the notes for each day beyond such date until such registration statement is declared effective.

Convertible Promissory Notes

         We have outstanding a $25,000 principal amount promissory note which is payable upon demand of the holder thereof. Such note is convertible, at any time, at the option of the holder thereof, into 50,000 shares of our common stock.

Trading Information

         Our common stock is publicly traded on the Over-the-Counter Bulletin Board, a regulated quotation service that captures and displays real-time quotes and/or indications of interest in securities not listed on The NASDAQ Stock Market or any U.S. exchange. As of December 31, 1998, the closing price for our common stock was $0.26 and the 52 week high and low prices were $1.01 and $0.08, respectively. Information as to trading volumes, and bid and asked prices, for our common stock may be obtained directly from the Over-the-Counter Electronic Bulletin Board.

         The following table sets forth the high and low bid (price which a market maker is willing to pay for our common stock) quotations for our common stock, as reported to us by the Over-the-Counter Bulletin Board. These quotations are between dealers, do not include retail mark-ups, markdowns or other fees and commissions, and may not represent actual transactions.

Quarter                                                      Low           High
                                                             Bid           Bid

     September 30, 1996.................................           $0.125         $0.070
     December 31, 1996..................................           $0.045         $0.070
     March 31, 1997.....................................           $0.060         $0.070
     June 30, 1997......................................           $0.165         $0.210
     September 30, 1997.................................           $0.200         $0.230
     December 31, 1997..................................           $0.250         $0.280
     March 31, 1998.....................................           $0.150         $0.190
     June ^ 30, 1998....................................           $0.300         $0.380
     September 30, 1998.................................           $.0789         $.4931
     December 31, 1998..................................           $.1447         $.3422
     March 31, 1999.....................................           $.2105         $.3027

     As of ^ March 31, ^ 1999, there were ^ 1020 holders of our Common Stock.


                         SHARES ELIGIBLE FOR FUTURE SALE


          If we sell all ^ 6,893,141 shares offered under this ^ prospectus, 28,9411,152 shares of our common stock will be outstanding, all of which will be freely tradable without restriction or further registration under the Securities Act, unless purchased or held by our "affiliates," as defined in Rule 144 of the Securities Act ("Rule 144").

                              SELLING STOCKHOLDERS


          The following table sets forth the holders of our common stock who are offering their shares of common stock pursuant to this ^ prospectus, and the number of shares of common stock being offered by each person:


                                                                 Shares Owned Prior to                Shares Owned
                                                                      the Offering                 After the Offering

                                           Number of

^ Selling Stockholders                       Shares
                                            Offered

                                                                 Number            Percent        Number         Percent

Gene Howland.........................                    ^        5,396,275(1)          18.6%      ---             ---%
                                              5,396,275(1)

William Hoops........................         ^ 830,196(2)          830,196(2)           2.9%      ---             ---


Coleman Capital Partners

Ltd..................................           550,000(3)          550,000(3)           1.9%      ---             ---


Steven Hocke.........................            66,670(4)           66,670(4)              *      ---             ---

Sichenzia, Ross &

Friedman LLP.........................          ^ 50,000(5)           50,000(5)              *      ---             ---


* Indicates less than one percent of the total outstanding common stock.

-----------------------

(1) On January 27, 1999, Gene Howland purchased an 8% convertible debenture which is convertible into an estimated ^ 5,285,480 shares of common stock. Additionally, Mr. Howland was issued warrants to purchase ^ 110,795 shares of common stock at an exercise price of $.176 per share.

(2) On January 27, 1999, William Hoops purchased an 8% convertible debenture which is convertible into an estimated ^ 813,151 shares of common stock. Additionally, Mr. Hoops was issued warrants to purchase ^ 17,045 shares of common stock at an exercise price of $.176 per share.

(3) Represents 50,000 shares of common stock issued to Coleman Capital Partners Ltd., and an additional 500,000 shares of common stock to be issued Coleman pursuant to its advisory agreement with us, dated January 11, 1999, in consideration for consulting services rendered.


(4) Represents shares of common stock issued to Steven Hocke upon the conversion of a $10,000 principal amount promissory note we previously issued to Mr. Hock.

(5) Represents shares of common stock issued to Sichenzia, Ross & Friedman LLP, our counsel in the United States, in consideration for legal services rendered on our behalf.

                             ^ PLAN OF DISTRIBUTION


          Each stockholder selling securities pursuant to this offering is free to offer and sell his or her shares of common stock at such times, in such manner and at such prices as he or she shall determine. Such common shares may be offered by selling stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The selling stockholders may also use Rule 144 under the Securities Act, to sell such securities, if they meet the criteria and conform to the requirements of such Rule.
          There is no underwriter or coordinating broker acting in connection with the proposed sale of common stock by the selling stockholders. The selling stockholders have advised us that sales of common stock may be effected from time to time in ^ by the following events:

o transactions in the Over-the-Counter Bulletin Board, including block transactions
o         negotiated transactions
^o        through the writing of options on the common stock
^o a combination of such methods of sale^ at fixed ^ prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices

          ^ The selling stockholders may effect such transactions by selling common stock directly to purchasers or to or through broker/dealers which may act as agents or principals. Such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders ^.

          The selling stockholders and any broker/dealers that act in connection with the sale of the common stock might be deemed to be ^ "underwriters" within them meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker/dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the
Securities Act. Because selling stockholders may be deemed to be ^ "underwriters" within the meaning of Section 2(11) of the Securities, they will be subject to prospectus delivery requirements under the Securities Act.

          Furthermore, in the event of a ^ distribution of his or her common stock, any selling stockholder, any selling broker/dealer and any ^ affiliated purchasers may be subject to Regulation M which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with the offering.


                                  LEGAL MATTERS

          Certain legal matters in connection with this offering will be passed upon for us by our counsel, Sichenzia, Ross & Friedman LLP, 135 West 50th Street, 20th Floor, New York, New York, 10020.

                                     EXPERTS


          Our financial statements for each of the two fiscal years in the period ended June 30, 1998 and ^ 1997, appearing in this ^ prospectus have been audited by Schwartz Levitsky Feldman, Chartered Accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                      ^ WHERE YOU CAN FIND MORE INFORMATION

          We filed a registration statement with the SEC on Form SB-2 relating to the shares offered in this ^ prospectus. This ^ prospectus does not contain all of the information included in the registration statement. For further information about us and the shares we are offering in this ^ prospectus, refer to the registration statement and its exhibits. The statements we make in this ^ prospectus regarding the content of any contract or other document are necessarily not complete, and you may examine the copy of the contract or other document that we filed as an exhibit to the registration statement. All our statements about those contracts or other documents are qualified in their entirety by referring you to the exhibits to the registration statement.


          You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. The information contained in this document is current as of the date this document was filed with the SEC. If any material changes occur after such date, then we will notify you of the changes by an amendment to this document. We are not offering to sell you securities if you live in a jurisdiction where such an offer would be unlawful.


          After the effective date of this offering, we intend to furnish to our stockholders annual reports containing audited financial statements and interim reports. We currently file annual, quarterly and special reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facility of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our ^ common stock is traded in the over-the-counter market and is quoted on the Over-the-Counter Bulletin Board and such reports, proxy statements and other information concerning us may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878. In addition, we are required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.



^
                                                                                              ^ 6,893,141 Shares
                                                                                                of Common Stock






                                                                           ^

                                                                                            TECHNICAL VENTURES INC.


                                                                                                ---------------


                                                                                                 ^ Prospectus

                                                                                                ---------------


Until  _______,  1999 (25 days after the date of this  Prospectus),  all dealers effecting transactions in the Common Stock, whether or not participating in this
distribution, may be required to deliver a Prospectus. This                                    __________, 1999
is in addition to the obligation of dealers to deliver a
Prospectus  when  acting  as  underwriters  and with  respect  to  their  unsold allotments or subscriptions.

                             TECHNICAL VENTURES INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                            YEAR ENDED JUNE 30, 1998

                             TECHNICAL VENTURES INC.
                                AND SUBSIDIARIES


                          INDEX TO FINANCIAL STATEMENTS


       Independent Auditors' Report                                                                      F - 2

       Balance Sheet at June 30, 1998 June 30, 1997 and
       at March 31, 1999 (unaudited) and March 31, 1998 (unaudited)                                      F - 3

       Statement of Operation for the years ended June 30, 1998 and 1997 and for the nine month periods ended
       March 31, 1999 (unaudited) and March 31, 1998 (unaudited)                                         F - 4

       Statement of Changes in Shareholders' Deficiency
       for the years ended June 30, 1998 and June 30, 1997                                               F - 5

       Statement  of Cash Flows for the years  ended June 30,  1998 and June 30,
       1997and for the nine month periods ended
       March 31, 1999 (unaudited) and March 31, 1998 (unaudited)                                         F - 6

       Notes to Consolidated financial statements                                                        F-8 - 17



                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of Technical Ventures Inc.

     We have audited the accompanying consolidated balance sheets of Technical Venture (incorporated in New York State) as of June 30, 1998 and June 30, 1997 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the years ended June 30, 1998 and June 30, 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted with generally accepted auditing standards in the United States of America. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Technical Ventures Inc. as of June 30, 1998 and June 3, 1997 and the results of its operations and its cash flows for the years ended June 30, 1998and June 30, 1997 in conformity with generally accepted accounting principles in the United States of America.

     The company has sustained significant operating losses since its inception as indicated in Note 7. There is substantial doubt as to the company's ability to continue as a going concern if additional financing is not obtained.


Toronto, Ontario
September 30, 1998                                         Chartered Accountants

TECHNICAL VENTURES INC. AND SUBSIDIARIES
Consolidated Balance Sheet
June 30, 1998 and 1997, and March 31, 1998 and 1997

                                                           June 30,       June 30,    March 31,      March 31,
                                                               1997           1998          1998          1999

                                                                 $              $             $             $

(Unaudited - see note 1)
                                                       ASSETS
       CURRENT ASSETS

           Cash                                              23,772         17,605        11,830        27,388
           Accounts receivable                              166,660        118,140        43,458       171,320
           Inventory (note 2)                                36,170         34,663        37,360        64,209
           Other current assets
                Advances                                     38,374         35,904        39,422        58,403
                Deposits                                     10,866         26,931        10,098            -


                                                            275,842        233,244       142,168       321,320

       PROPERTY AND EQUIPMENT, at cost,
           net of accumulated depreciation of
           $471,334 at March 31, 1999
           (note 3, 6, 10)                                  200,925        177,231       185,591       158,166

       DEPOSITS                                                  -              -             -         11,753

       INTANGIBLE ASSETS, net of accumulated
           amortization of $5,219 at March 31,
           1999                                              29,009            965        26,340           706



                                                            505,776        411,440       354,099       491,945

APPROVED ON BEHALF OF THE BOARD

Director

Director

TECHNICAL VENTURES INC. AND SUBSIDIARIES
Consolidated Balance Sheet
June 30, 1998 and 1997, and March 31, 1998 and 1997

                                                           June 30,       June 30,     March 31,     March 31,
                                                               1997           1998          1998          1999

                                                                 $              $             $             $

(Unaudited - see note 1)

                                   LIABILITIES
       CURRENT LIABILITIES

                Current portion of long-term debt (note 6)
                Bank overdraft                              135,230        120,538       126,869       100,572
                Notes payable (note 11)                      79,638         77,594        78,275        77,198
                Capital lease obligations                 1,146,569        376,296     1,129,787       332,049
                Other loans and advances:
                    Private lenders (note 10)               109,203        170,668       131,878        61,522
                    Shareholders, unsecured
                      interest free                          23,543        147,653        22,890       173,251
                    Accounts payable and accrued
                      expenses                              484,955        384,889       479,256       317,967


                                                          1,979,138      1,277,637     1,968,955     1,062,559
-------


       LONG-TERM DEBT, net of current portion (note 6)

           Shareholder                                      337,407        330,022       347,593       296,973
           Capital lease obligations                            480           -             -              -
           Other                                             51,181         52,891        59,304        26,034


                                                  STOCKHOLDERS' DEFICIENCY

       COMMON STOCK $0.1 par value, 50,000,000

           Shares authorized
                Issued and outstanding, 21,948,011
                  shares at December 31, 1998              145,863         147,113       147,113       220,480

           Additional paid in capital                    4,048,994       4,056,744     4,056,744     4,165,410
           Paid in capital-for common stock
              subscribed                                         -              -             -        178,535

           Deficit                                      (6,279,132)     (5,759,538)    (6,40,005)   (5,788,381)

           Foreign currency translation adjustment         221,844         306,571       264,395       330,335


           Total stockholders' deficiency               (1,862,431)     (1,249,110)   (2,021,752)     (893,622)


                                                            505,776        411,440       354,099       491,945


                 See notes to consolidated financial statements

TECHNICAL VENTURES INC. AND SUBSIDIARIES
Condensed  Consolidated Statement of Operations For the year ended June 30, 1998 and 1997,  and for the nine month  periods ended March 31, 1999 and 1998

                                                                   Year ended               Nine months ended
                                                                       June 30,                  March 31,

                                                               1997           1998          1998          1999

                                                                 $              $             $             $

(Unaudited - see note 1)

       NET SALES                                          1,414,062      1,185,091       844,363       808,839

       COST OF SALES                                      1,229,902        984,899       749,444       547,670


       GROSS MARGIN                                         184,160        200,192        94,919       261,169


       SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

           Administration                                   137,373        146,789       100,003       119,399
           Financial
                Interest and other                          119,456        106,801        86,036        52,677
           Research and development                          82,225         94,874        77,172        61,989
           Selling                                           61,949         71,790        56,580        61,605
           Gain from disposal                                    -         (3,486)            -             -


                                                            401,003        416,768       319,791       295,670


       LOSS BEFORE INCOME TAX RECOVERY AND
         GAIN ON TRANSFER OF TECHNOLOGY RIGHTS             (216,843)      (216,576)     (224,872)      (34,501)

           Gain from Transfer of Technology Rights             -           693,415          -              -


       INCOME AFTER GAIN ON TRANSFER
         OF TECHNOLOGY RIGHTS                                    -         476,839            -             -


           Income tax recovery                               20,521         42,755        14,000         5,658

       NET INCOME (LOSS)                                  (196,322)        519,594      (210,872)      (28,843)

       NET INCOME (LOSS) PER COMMON SHARE                     (0.01)        0.04          (0.01)         (0.00)

       WEIGHTED AVERAGE NUMBER OF
         COMMON SHARES OUTSTANDING                       14,586,341     14,676,752    14,711,341    19,609,385

                 See notes to consolidated financial statements
                                      F - 4

TECHNICAL VENTURES INC. AND SUBSIDIARIES
Consolidated  Statement of Changes in Shareholders'  Equity (Deficiency) For the
years ended June 30, 1998 and 1997

                                                    Common
                                                     Stock
                                                Issued and
                                               Outstanding                   Additional                  Cumulative
                                                 Number of                   Paid in                     Translation
                                                    Shares       Amount      Capital      Deficit        adjustments
                                                                     $            $            $            $
       Year ended June 30, 1997:
           Balance, end of year                 14,586,341      145,863      4,048,994    (6,279,132)    221,844

       Year ended June 30, 1998
           Issued in Exchange for Services         125,000        1,250          7,750             -          -

       Net Income                                       -            -            -          519,594          -

       Cumulative translation adjustment                -            -            -            -          84,727


       Balance, end of fiscal 1998              14,711,341      147,113      4,056,744    (5,759,538)    306,571



















                 See notes to consolidated financial statements

TECHNICAL VENTURES INC. AND SUBSIDIARIES
Consolidated  Statement of Cash Flows For the years ended June 30, 1998 and 1997 and For the nine month periods ended March 31, 1999 and 1998
                                                        Year ended             Nine months ended
                                                          June 30,                  March 31,
                                                    1997        1998         1998        1999

                                                      $           $            $           $

(Unaudited - see note 1)
       CASH FLOW FROM OPERATING ACTIVITIES

    Net earnings (loss) ........................   (196,322)    519,594    (210,872)    (28,843)
    Adjustments to  reconcile  net income  (loss) to net cash used by  operating activities:
         Depreciation and amortization .........     33,832      10,874      14,969      20,566
         Gain on disposition of property and
           equipment ...........................       --          --          --        (1,385)
         Gain on transfer of Technology Rights .       --      (682,278)       --          --
         Issue of Restricted Stock for Services        --         8,999       8,999      20,201
         Net change in non-cash operating
           assets and liabilities ..............    107,070     (53,749)    120,720    (153,839)


                                                    (55,420)   (196,560)    (66,184)   (143,300)


CASH FLOW FROM INVESTING ACTIVITIES

    Property and equipment acquisition .........     (2,586)     (8,035)     (3,346)     (9,173)
    Proceeds from sale of property and
       equipment ...............................       --          --          --         3,321


                                                     (2,586)     (8,035)     (3,346)     (5,852)


CASH FLOW FROM FINANCING ACTIVITIES

    Proceeds from (repayment of) loans notes
       and advances
         Bank note .............................     (5,152)    (14,692)     (8,361)    (19,966)
         Line of credit ........................    (33,686)    (11,150)    (11,514)    (34,371)
         Long-term debt ........................     20,310      32,576      36,469     (23,827)
         Private lenders .......................     36,221      81,298      24,318     (60,892)
         Stockholders ..........................     51,615     121,483      19,548      46,445
    Issue of Restricted Common Stock ...........       --          --          --        72,812
    Issue of Debenture subscription ............       --          --          --       179,535


                                                     69,308     209,515      60,459     159,736


EFFECT OF EXCHANGE RATE ON CASH ................      4,918     (11,088)     (2,871)       (801)


CHANGE IN CASH BALANCE FOR THE YEAR ............     16,220      (6,168)    (11,942)      9,783

    Cash balance, beginning of year ............      7,552      23,772      23,772      17,605


    Cash, end of year ..........................     23,772      17,605      11,830      27,388

            See notes to condensed consolidated financial statements
                                      F - 6

TECHNICAL VENTURES INC.
Consolidated Statement of Cash Flows
Supplementary  Cash Flows Information For the years ended June 30, 1998 and 1997 and For the nine month period ended March 31, 1999 and 1998

                                                                  Year ended                   Nine month ended
                                                                    June 30,                      March 31,
                                                               1997           1998          1998          1999

                                                                 $              $             $             $


(Unaudited - see note 1)
       NON-CASH FINANCING AND INVESTING
         ACTIVITIES

           Issue of restricted C0mmon Shares
              reducing debt liabilities

                Private lenders                                  -              -             -         62,600
                Shareholders                                     -              -             -         25,420


                                                                 -              -             -         88,020


           Payments made during the year for interest        19,751         15,203        12,063        15,295


           Net change in non-cash operating assets
              and liabilities

                Decreases (increase) in operating assets and increase (decrease)
                  in operating liabilities:
                Accounts receivable                        (57,025)         38,765       118,578      (56,281)
                Inventory                                    34,940          (610)       (2,194)      (30,456)
                Other assets                                (6,813)       (16,477)       (1,646)       (8,970)
                Accounts payable and accrued
                   expenses                                 135,968       (75,427)         5,982      (58,132)


                                                            107,070       (53,749)       120,720     (153,839)





            See notes to condensed consolidated financial statements.

TECHNICAL VENTURES INC.
Notes to Consolidated financial statements



       1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


           a)   Unaudited Comparatives

                The financial statements and related notes thereto as of March 31, 1999 and for the nine months ended March 31, 1998 are unaudited and although they have been prepared on the same basis as the audited financial statements included herein they do not form part thereof as no audit opinion has been expressed thereon. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth herein. The interim results are not necessarily indicative of the results for any future period.

           b)   Principals of Consolidation

               The Consolidated financial statements include the accounts of Technical Ventures Inc. ("the Company") and its majority-owned subsidiaries, Mortile Industries Ltd. ("Mortile"), Fam Tile Restoration Services Ltd. and MPI Perlite Ltd. All material intercompany transactions and balances have been eliminated.

          c)   Revenue Recognition

               Mortiles' sales are recognized when clients goods are returned and invoices for the services are issued.

          d)   Organization and Operations

               Mortile, a Canadian corporation, which was organized on February 12, 1985, is involved primarily in the development and manufacture of plastic compounds. On April 14, 1986, the Company acquired all of the issued and outstanding shares of common stock of Mortile. The Company's other two subsidiaries, Famtile Restoration Services Ltd. and MPI Perlite Ltd. are currently inactive.

           e)   Inventory

               Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out method.


           f)   Property and Equipment

               Property and equipment are recorded at cost and are depreciated or amortized over their estimated useful lives or related lease terms using the straight line and accelerated methods. The estimated useful lives for property and equipment range from 5 to 8 years.

           g)   Investment Tax Credits

               Refundable foreign investment tax credits related to research and development activities are recognized as income in the year they are received.

TECHNICAL VENTURES INC.
Notes to Consolidated financial statements

       1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (cont'd)

         h)     Income (Loss) Per Share

                    Income per share is computed  based on the average number of common shares outstanding during the period.

                    Outstanding   warrants   and   convertible   debt  were  not
               considered in the computation as their effect on earnings per share would be anti-dilutive.

           i)   Intangible Assets

                    Cost of  intangible  assets  are being  amortized  using the straight-line method over periods ranging from 5 to 17 years.

           j)   Use of Estimates

                    The  preparation of financial  statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           k)  Foreign Currency Translation

                    The financial statements of Canadian  subsidiaries have been translated into US. dollars as follows:

                    (a) Assets and Liabilities at the rate of exchange in affect at the balance sheet date.

                    (b) Revenues and expenses at the average exchange rate during the period.

                    Exchange  gains or losses arising from the  translation  are deferred and included as a separate component of shareholders' equity (deficiency).

                    All amounts  presented  in these  financial  statements  are expressed in US dollars unless otherwise stated.

           l)       Fair Value Presentation

                    The Company  has  financial  instruments,  none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at June 30, 1998, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

TECHNICAL VENTURES INC.
Notes to Consolidated financial statements



       2.  INVENTORY

                    Inventory  at March 31,  1998 is  comprised  entirely of raw materials inventory.


       3.  Property and Equipment

                    Property  and  equipment  at June 30, 1998 is  comprises  as follows:

Equipment:

     Under capitalized leasing arrangements ..   $204,981
     Other ...................................    442,819
     Furniture and fixtures ..................     35,341
     Leasehold improvements ..................      4,208


                                                  687,349

Less accumulated depreciation and amortization    510,118


                                                 $177,231



       4.  FOREIGN OPERATIONS

                    The following table summarizes certain information regarding the company's US and Canadian operations:

                                                                         US          Canadian     Consolidated

                                                                         $                 $                $
           Year ended June 30, 1998

           Revenue from unaffiliated customers                           -          1,185,091       1,185,091

           Income (loss) from operations                              (46,220)        565,814         519,594


           Identifiable assets at end of year                            -            411,440         411,440

           Year ended June 30, 1998

           Revenue from unaffiliated customers                           -          1,414,062       1,414,062


           Income (loss) from operations                              (40,178)       (156,144)      (196,322)


           Identifiable assets at end of year                            -            505,776        505,776


TECHNICAL VENTURES INC. AND SUBSIDIARIES
Notes to Consolidated financial statements



       5)  INCOME TAXES

                    During the period ended March 31, 1999, the Company received
               $19,681 (Canadian) resulting from research and development refundable tax credits claims filed for the period ended June 30, 1996. A claim for approximately $34,000 (Canadian) has been submitted for 1997, the Company having received notice from the tax department that the claim had been approved and the amount would be remitted shortly. A claim for approximately $35,000 (Canadian) will be filed for 1999. It is anticipated that the claim for 1999 will be subject to audits and there can be no assurance that they will be honoured and if they are, the amount of the refunds may be substantially less than the claim amounts.

                    Recovery  of income  taxes for the year then  ended June 30,
               1998 consists entirely of a current recovery of Canadian income taxes resulting from a reduction in the Company's deferred tax asset valuation allowance. The aforementioned tax refund was the primary factor contributing to the decrease in the valuation allowance.

                    The following is a summary of the tax effects of significant temporary differences which comprise the Company's deferred tax asset at June 30, 1998.

                                                                            U.S.        State &
                                                                         Federal          Local     Foreign(1)

           Loss carry forwards                                           306,000         81,000        664,840
           Credit carry forwards:
                Non-refundable credits                                        -              -          61,903
                Refundable credits                                            -              -          35,000
           Valuation allowance                                           306,000         81,000        761,743


                                                                              -              -              -


                    Aggregate net operating  loss carry  forwards and tax credit carry forwards and their expirations are summarized as follows:

                                                                         Net Operating Loss Carry forward

                                                                                                 Foreign
                                                                                                 Research &
                Expiring                                                                        Development
                June 30,                              US Federal   State & Local     Foreign(1) Tax Credits(1)

                1999                                          -               -          80,105         56,073
                2000                                          -               -         229,975          2,932
                2001                                       3,000           3,000        232,155             -
                2002                                     225,000         225,000             -           1,218
                2003                                      21,000          21,000         39,642          1,680
                Thereafter                               651,000         649,000         92,963             -


                                            TOTAL   $    900,000         898,000        664,840         61,903


(1) Converted to US dollars based on conversion rate at June 30, 1998.

TECHNICAL VENTURES INC. AND SUBSIDIARIES
Notes to Consolidated financial statements



       6.  LONG-TERM DEBT

           At June 30, 1998 long-term debt consists of the following:

                                                                    Current       Non-current            Total
           Notes & Loans                                                 $                 $                $
           Unsecured shareholder notes, loans and other payable balances:
           Subordinate to note payable to cooper Financial
              Corp. interest at the greater of prime or 10%              -             23,870           23,870

           Subordinate to note payable, I. O. C.:                        -             10,230           10,230
              Interest
           Interest free:
                Notes and loans                                     147,653            52,200          199,853
                Accrued interest                                         -             88,668           88,668
                Accrued compensation                                     -            155,053          155,053


                                                                    147,653           330,021          477,674


           Other

           Dow Chemical Canada, Inc., (Dow)  re-capitalization of line of credit
           and  accrued   interest  to  April  30,  1996.   Payable  in  monthly
           instalments  of $6,011  (Canadian)  including  interest  at a rate of
           10.75%. At June 30, 1998 the Company was in default and
           the entire balance past due (1)                          35,297                -             35,297

           Innovation Ontario Corp.(I.O.C.) outstanding
           balance of $249,999 (Canadian) at June 30, 1995
           plus $250,000 (Canadian) received in July 1995,
           are payable in quarterly  instalments of $30,315
           (Canadian), including interest at 8% beginning
           December 1995. through September 2000.
           At June 30, 1998 the Company was in default and
           the entire balance past due (2)                         340,999                -            340,909

           Liabilities Subordinate to I.O.C. Note Payable:
              Unsecured loans, private investor, interest at 10%       -               26,736           26,736
           ^ Note payable customer, interest at prime plus 1%,
           repayment based on volume of materials
           processed by the Company on behalf of the
           customer                                                    -               26,155           26,155


                                                                    376,296            52,891          429,187

TECHNICAL VENTURES INC. AND SUBSIDIARIES
Notes to Consolidated financial statements



       6.  LONG-TERM DEBT   (cont'd)

           Leasing liabilities:
                                                                     Current       Non-current           Total
                                                                          $                 $               $

           Obligation under capitalized leasing  arrangements payable in monthly instalments of $9,981 net of amount  representing  interest of $2,790 at June 30th, the company was in default and the entire
           balance past due (3);                                      76,993                -           76,993

           $297 (Canadian) through September 1998, net of
           amount representing interest of $11.79 (Canadian)             601                -              601


                                                                      77,594                -           77,594


     (1) In June, 1998 the Company reached an agreement with Dow Chemical of Canada to repay the outstanding principal of $51,755 (Canadian) on the Company's line of credit. this repayment, was integrated in a transfer of technology rights to Dow Chemical of Canada and Dow Chemical which pertained to the repayment of another of the Company's loans with Dow; the obligation in regard of the outstanding line of credit was fulfilled in August 1998.

     (2) In accordance with the I.O.C. loan provisions, I.O.C. acquired a 15% interest in Mortile in March 1995 and an additional 15% interest in July 1995. Mortile had previously been a wholly owned subsidiary of the Company. I.O.C. investment in Mortile is reflected in the financial statements as a minority interest, Mortile had the option to repurchase the shares at a price equal to the amount of the original loan principal times 1.02, times the number of months the debt is outstanding (but not less than 12), less the amount of principal and interest payments made by Mortile to I.O.C. This repurchase option expired in March 1997, the Company failed to exercise this option. The Company has been unable to meet payments in respect of this loan. Accordingly the outstanding balance at June 30, 1998 is reflected as a current liability in these financial statements. The I.O.C. note is collateralized by all previously unsecured assets of the Company. Negotiations are currently underway to eliminate this loan by means of paying the loan and accrued interest in full, or, in exchange for an equity position in the Company.


     (3) At June 30, 1998, the Company was in default on this capital lease arrangement and the entire balance was past due. The lessor has not called the lease as two payments were made during the fiscal 1997. The lease is payable on demand. Accordingly the outstanding balance at June 30, 1998 is reflected in these financial statements as a current liability.

TECHNICAL VENTURES INC. AND SUBSIDIARIES
Notes to Consolidated financial statements



       6.  LONG-TERM DEBT   (cont'd)

           Long-term debt matures as follows:

           Year ending June 30,
                                                                Shareholders             Other           Total

                                                                          $                 $               $

           1999                                                           -            376,296         376,296
           After 2003                                                330,022            52,891         382,913


                                                                     330,022           429,187         759,209


                         The Company's  obligations  under  capitalized  leasing
                    arrangements are payable in fiscal 1999.

                         Payments  of  long-term  debt  and  capitalized   lease
                    obligations under agreements expressed in Canadian dollars, have been converted to U.S. dollars based on the exchange rate at June 30, 1999.


       7.  GOING CONCERN

                         The Company has sustained  significant operating losses
                    since its inception and there is substantial doubt as to the Company's ability to continue as a going concern. The Company's continued existence is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis. It is not expected that cash flows from operations in the immediate future will be sufficient to meet the Company's requirements. As a result the Company is in need of additional financing. Liquidation value of the Company's assets approximate carrying value. Accordingly, no adjustment has been made to the value of the Company's assets in consideration of its financial condition.


                         With  expected  increases  in sales  levels in the next
                    fiscal year, it is anticipated that cash flows required to fund operations will be reduced.

TECHNICAL VENTURES INC. AND SUBSIDIARIES
Notes to Consolidated financial statements

       GOING CONCERN   (cont'd)

           A Canadian income tax claim for approximately $34,000 (Canadian) was submitted for the fiscal year 1997, additionally a claim for fiscal 1999 will be submitted for approximately $35,000 (Canadian). Tax claims for 1998 have been accepted by the federal tax department and notice of payment has been received in the amount of $26,000 (Canadian). This amount, therefore, has been accounted for in the month of June 1998. The provincial portion of its claim remains in audit with that department and has not been accounted for in June 1999. The provincial portion of the claim approximates a further $8,000 (Canadian). Even if the tax claims are accepted and the funds are received, they would only be sufficient to satisfy the Company's immediate cash flow requirements and are not sufficient for the Company to sustain it's operations and meet current debt service requirements. Accordingly additional sources of funds are necessary. The Company continues to assess completing a private or public stock offering. In order for the Company to raise significant funds through the sale of common stock, stock purchase warrants or convertible securities, the number of authorized common shares must be increased. Therefore a special meeting of shareholders was held July 22, 1998 for the purpose of amending the Corporation's New York State, Certificate of Incorporation. All of the amendments passed; one of which increased the authorized issue of shares from fifteen million to fifty million common shares. This amendment will enable the Corporation to act on obtaining funding through private or public stock offering[s].


       SHAREHOLDERS' DEFICIENCY

               Restricted common shares reserved for convertible debt and stock purchase options:

           For convertible debt                                                                $        50,000

           For common stock purchase options at:
                $0.50 per share ; without expiration                                                               50,000


                                                                                               $       100,000

       LEASES

               At June 30, 1998. under a real property lease classified as an operating lease which expires in March 1999 and June 1999, the Company 's future minimum rental payments (excluding real estate taxes) are $32,303. In July 1997 the Company doubled its existing facility to accommodate a European Specialty Compounding client. Minimum rental payments in foreign currency have been converted into US. dollars using the exchange rate at June 30, 1998.

               Rent   expense   was  $58,061  and  $46,833  for  1998  and  1997
          respectively.

TECHNICAL VENTURES INC. AND SUBSIDIARIES
Notes to Consolidated financial statements



       10.      LOANS AND ADVANCES AT JUNE 30, 1998

           Private investors:
                Equipment financing:
                    Interest at10%                                                               $      11,833

           Unsecured demand loans:
                Interest free                                                                           85,000
                Interest at 10%, convertible in 50,000 shares
                  of common stock                                                                       25,000

                Interest at 15%                                                                         48,835


                                                                                                 $     170,668



       11.    NOTE PAYABLE FINANCIAL INSTITUTION

               At June 30, 1998 the Company had a note payable balance of $120,538 due on demand to Cooper Financial Corp. This obligation, which had previously been payable to the Federal Deposit Insurance Corporation, as receiver for another financial institution, is guaranteed by a shareholder of the Company.

               In June 1997 the Company had received agreement from Cooper Financial of their willingness to refinance the promissory note. The new payment schedule of the note is based on 57 months at a fixed interest rate of 10%. A re-financing charge was assessed increasing the principal to $143,000 US at July 1, 1997.

               The term of the new promissory note is 24 months with a balloon payment of $91,207.97 due June 30, 1999.

               The note is shown as a current liability on the Company's balance sheet at June 30, 1998. The Company is current with it's obligation under this new agreement.


       12.      MAJOR CUSTOMERS

               One customer accounted for 41% and 51% of the Company's consolidated revenues for fiscal 1998 and 1997, respectively. Another customer accounted for 18% and 44% of consolidated revenues for these respectively periods. A new customer accounted for 16% of consolidated revenues for fiscal 1998. The loss of one or more of these customers would have a detrimental effect on the Company's operating results.

TECHNICAL VENTURES INC.
Notes to Consolidated financial statements



       13.       FORWARD LOOKING STATEMENTS

               This registration statement on Form SB-2 contains forward statements within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. The Company's results could differ materially from those set forth in the forward looking statements.


       14.      UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

           The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect a company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers


         Article Seventh of our certificate of incorporation provide that Technical Ventures may indemnify directors and officers of Technical Ventures to the fullest extent permitted by Section 721 through 726 of the Business Corporation Law of New York.

         See Number 4. of Item 28 below for information regarding the position ^ of the Securities and Exchange Commission^ with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.


Item 25.          Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.



SEC registration fee...............................................................             $373.35

NASD registration fee..............................................................                0.00

Printing and engraving.............................................................           $5,000.00

Accountants' fees and expenses.....................................................           $5,000.00

Legal fees.........................................................................          $10,000.00

Transfer agent's fees and expenses.................................................                0.00

Blue Sky fees and expenses.........................................................                0.00

Miscellaneous......................................................................           $9,626.65

         Total.....................................................................          $30,000.00


Item 26.          Recent Sales of Unregistered Securities

         In the past three years the Registrant has issued securities to a limited number of persons as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith.


         In February 1999, the Registrant sold to two investors, Gene Howland and William Hoops, an aggregate of $225,000 principal amount of 8% convertible debentures which are convertible into a minimum of 1,278,410 shares of common stock^, and common stock purchase warrants to purchase ^ 127,840 shares of common stock. This sale of securities was exempt from registration pursuant to Rule 506 under Section 4(2) of the Act.

         In February 1999, the Registrant issued to Coleman Capital Partners Ltd. 50,000 shares of common stock in consideration for consulting services rendered pursuant to an advisory agreement between the Registrant and Coleman, dated January 11, 1999. The transaction was exempt from registration under
Section 4(2) of the Act.

         In July 1998, the Registrant issued to Sichenzia, Ross & Friedman LLP ("SRF"), United States legal counsel to the Registrant, in consideration of certain legal services performed by SRF for the benefit of the Registrant. The issuance of securities was exempt from registration pursuant to Section 4(2) of the Act. The Registrant has valued these 50,000 shares of stock at $10,000.


Item   27.        Exhibits


         3.1      Certificate of Incorporation, as amended to date^**
         3.2      By-Laws^**
         4.1      Form of  Common Stock Certificate^**
         4.2 Form of  8%Convertible  Debenture  issued to  Messrs.  Howland  and
         Hoops^* 4.3 Form of Warrant issued to Messrs.  Howland and Hoops^** 5.1
         Opinion of  Sichenzia,  Ross & Friedman,  LLP^** 10.1 Lease of premises located at 3411 McNicoll Ave, Unit 11, Scarborough, Ontario,
                  Canada^**
         10.2     Advisory  Agreement,  dated  January  11,  1999,  between  the
                  Registrant and Coleman Capital Partners ^ Ltd.**
         21.1     Subsidiaries of the Registrant^*
         24.1     Consent of Schwartz Levitsky Feldman, Chartered Accountants, the Registrant's
                  Independent Auditors^
         24.2     Consent of Sichenzia,  Ross & Friedman, LLP (Included in Exhibit ^5.1).
         25.1     Powers of Attorney (see Page II-5)^
         27.1     Financial Data Schedule^*

--------------------------


^*       Previously filed.
^**      To be filed by amendment.




Item 28.      Undertakings

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         b. To  reflect  in the  prospectus  any facts or events
                    arising  after  the  effective  date  of  the   registration
                    statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                         c. To include any material  information with respect to
                    the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities
Act,  and  is  therefore,   unenforceable.   In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

6. For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario, Canada, ^ September 3, 1999.

                                                         TECHNICAL VENTURES INC.


                                                          By: /s/ Larry Leverton
                            Larry Leverton, Secretary



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry Leverton his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully ratifying and confirming all that said attorney-in-fact and agent or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on ^ September 3, 1999.



                Signature                Title

                                         President (Principal
                                         Executive Officer) and
                                         Director


 ^/s/ Frank Mortimer


Frank Mortimer


^/s/ Larry Leverton                      Secretary and Treasurer

                                         (Principal Financial and
Larry Leverton                           Accounting Officer) and
                                         Director

-----------------------
^   Bryan Carter                         Vice President and
                                         Director




^ ^ ^ ^ ^ ^ Exhibit - 24.1    Consent of Schwartz Levitsky Feldman, Chartered
                              Accountants, the Registrant's Independent Auditors

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 30, 1998 in the Registration Statement on Form SB-2 and related prospectus of Technical Ventures Inc.

for the registration of ^ 6,893,141 shares of common stock.


/s/Schwarz Levitsky Feldman

Schwartz Levitsky Feldman
Chartered Accountants
Toronto, Ontario, Canada
^ September 1, 1999